AROTECH
250 West 57th Street, Suite 310, New York, NY 10107               Corporate News
Tel: (212) 258-3222o Fax: (212) 258-3281
WWW.AROTECH.COM

FOR IMMEDIATE RELEASE

              AROTECH TO ACQUIRE ARMOUR OF AMERICA FOR $22 MILLION

     AoA, with $16 million in sales and $6.7 million in pre-tax net profit, manufactures Humvee armor kits, aircraft and marine armor, and armored vests

      NEW YORK, NY, JULY 15, 2004 - Arotech Corporation (NasdaqNM: ARTX) announced today that it has contracted to acquire California-based Armour of America Incorporated, an innovative leader in ballistic armoring. AoA's latest twelve-month revenues reached $16.0 million, with a pre-tax net profit of $6.7 million. Arotech will purchase all of AoA's outstanding capital stock for $22 million, with additional possible earn-outs if AoA is awarded certain material contracts. The transaction is financed with cash obtained from warrant exercises and the sale of common stock to institutional investors, off of Arotech's remaining shelf registration (see separate release).

      The Company expects AoA to add an exciting new dimension to its Armoring division, currently comprised of MDT Armor in Alabama and MDT Protective Industries in Israel. Arotech's Armor group has seen significant growth in vehicle armoring this year. The acquisition of AoA will add personal, aviation and marine armoring activities, making the group a major player in an expanding global market.

      During the twelve months ended June 30, 2004, AoA had revenues of $16 million and net profit of $6.7 million (unaudited). In 2003 AoA's revenues reached $7.6 million, with a net profit (pre-tax) of $3.3 million. The US Army, Navy and Coast guard, as well as other foreign military agencies, form the core of AoA's military customers.

      AoA, founded in 1972, manufacturers aviation armor both for helicopters and for fixed wing aircraft, marine armor, personnel armor, armoring kits for military vehicles, fragmentation blankest and a unique ballistic/flotation vest (ArmourFloat) that is U.S. Coast Guard-certified.

o AoA provides armor for both rotary and fixed wing aircraft. For example, the C-130 armor kits include protection for the flight deck, crew seats, galley, radome, liquid oxygen bottle, and paratroop doors. Customers include, among others, the air forces of Australia, Canada, the United States (Navair), Norway, Sweden and Brazil.

o For the Marine market, AoA manufacturers gun mounts for Naval Ships and Patrol Boats.

o AoA offers a wide variety of soft and hard armored vests to protect personnel in any type of high-risk special purpose application, such as in the military and the law enforcement markets. The ballistic armor combines handgun, submachine gun, and rifle protection with load-bearing pockets.

o In the military vehicle market, AoA provides soft armor for fragmentation blankets and hard armor for military Humvees, for 2 1/2 ton and 5 ton trucks, and for armored personnel carriers.

      AoA's management, which has overseen the company's outstanding growth, will stay with the company and continue to run the business - as a wholly-owned subsidiary of Arotech - after the acquisition. Arthur Jacobs will continue as President, and John Neimens as General Manager. The closing of the acquisition is subject to customary conditions to closing, and is expected to close in August 2004.

      "Armour of America is a classic fit as a part of Arotech, a dynamic and fast-growing defense and security company," said Arthur Schreiber, President of AoA. "Arotech is well on the way to becoming a recognized force in this field, and we at AoA are proud to be able to be a part of it".

      "We are now focusing on our growing Armoring group," said Robert S. Ehrlich, Arotech Chairman and CEO. "This acquisition will significantly expand Arotech's array of armoring for a variety of military and law enforcement applications, will increase revenue and strongly contribute to making us EBITDA profitable."

CONFERENCE CALL

      There will be a special conference call on Monday, July 19, 2004 at 10:00 a.m. EDT to discuss the AoA acquisition and its impact on Arotech. Those wishing to take part in the conference call should call 1-800-2890493 (US) or +1-913-981-5510 (international) a few minutes before the 10:00 a.m. EDT start time. In addition, an instant replay will be available Monday, July 19, 2004 at 1:00 p.m. EDT until Tuesday, July 20, 2004 at 11:59 p.m. EDT. The replay telephone number is 1-888-203-1112 (US); +1-719-457-0820 (international). The confirmation number is 512138.

ABOUT AROTECH CORPORATION

      Arotech Corporation provides quality defense and security products for the military, law enforcement and homeland security markets, including advanced zinc-air and lithium batteries and chargers, multimedia interactive simulators/trainers and lightweight vehicle armoring.

      The Battery and Power Systems Division includes Electric Fuel Battery Corporation and Epsilor Electronic Industries. The Simulation, Training and Consulting Division includes IES Interactive Training and FAAC Incorporated. The Armored Vehicle Division includes MDT Armor Corp and MDT Protective Industries Ltd.

      Arotech is incorporated in Delaware, with corporate offices in New York, and research, development and production subsidiaries in Alabama, Colorado, Michigan and Israel.

COMPANY CONTACT:
Jonathan Whartman, Senior VP, Communications
1-866-325-6963, whartman@arotech.com
NY Office 1-212-258-3222

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary significantly. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech's products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company's website above does not constitute incorporation of any of the information thereon into this press release.

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